Exhibit 99.1

Oak Woods Acquisition Corporation Announces Extension of Completion Window to September 28, 2024

June 28, 2024 21:00 ET | Source: Oakwoods Acquisition

New York, June 28, 2024 (GLOBE NEWSWIRE) -- Oak Woods Acquisition Corporation (the “Company”) announced today that it has extended the period of time it will have to consummate its initial business combination by 3 months from the current deadline of June 28, 2024 until September 28, 2024 (the “completion window”) because the Company’s Sponsor, Whale Bay International Company Limited has timely deposited $575,000 in the Company’s trust account, representing $0.10 per Unit as additional interest on the proceeds in the trust account. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with such extension of the completion window.

About the Company

Oak Woods Acquisition Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities. On August 11, 2023, Oak Woods Acquisition Corporation, a Cayman Islands corporation (“Oak Woods”), entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Oak Woods Merger Sub, Inc., a Cayman Islands corporation and a wholly owned subsidiary of Oak Woods (“Merger Sub”), Huajin (China) Holdings Limited, a Cayman Islands corporation (“Huajin”) and Xuehong Li, in his capacity as the representative of the Huajin shareholde (“Shareholders’ Representative”), as amended by its agreement to extend the date by which a Business Combination is required to be completed to June 28, 2024, dated March 23, 2024, and subsequently by the First Amendment to the Merger Agreement entered into by Oak Woods, Huajin, Merger Sub, and the Shareholders’ Representative on June 26, 2024 extending th time to complete its business combination to September 28, 2024.

Pursuant to the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Huajin (the “Merger”), with Huajin surviving the merger in accordance with the Companies Act (As Revised) of the Cayman Islands as a wholly- owned subsidiary of Oak Woods (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “Business Combination”).

Prior to the consummation of the Merger, the holders of a majority of Oak Woods’s Ordinary Shares attending a shareholder’s meeting (at which there is a quorum) must approve the transactions contemplated by the Merger Agreement (the “Shareholder Approval”).

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward- looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Lixin Zheng
Chief Executive Officer
Oak Woods Acquisition Corporation

(+1) 403-561-7750